Exhibit 99.1

For More Information, Contact:
Aileen Osborn QAD Vice President Finance 805.566.6077 investor@qad.com	Laurie Berman/Rob Whetstone PondelWilkinson Inc. 310.279.5980 investor@pondel.com
QAD ANNOUNCES FISCAL 2007
FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS
Carpinteria, Calif. — March 15, 2007 — QAD Inc. (NASDAQ: QADI), a global provider of enterprise software and services, today reported financial results for the fiscal 2007 fourth quarter and full year ended January 31, 2007.
For the fourth quarter of fiscal 2007, total revenue increased 11% to $66.5 million from $60.1 million in the same period last year. License revenue increased 11% to $19.7 million from $17.7 million in the fourth quarter of fiscal 2006. Maintenance and other revenue increased 4% to $30.9 million from $29.7 million in the fourth quarter of fiscal 2006. Services revenue increased 26% to $15.9 million for the fourth quarter of fiscal 2007 from $12.6 million in last year’s fourth quarter. The acquisitions of Precision Software Limited and FBO Systems, Inc. contributed approximately $2.4 million to total revenue, including approximately $400,000 in license revenue, $200,000 in maintenance and other revenue and $1.8 million in services revenue in the fourth quarter of fiscal 2007.
Net income for the fiscal 2007 fourth quarter was $4.7 million, or $0.14 per diluted share, including pre-tax stock compensation expense of $1.7 million, or $0.04 per diluted share net of tax, related to the accounting standard requiring expensing of equity compensation under FAS 123R. It should be noted that the tax amounts presented are still subject to revision.
In the comparable period last year, net income was $11.7 million, or $0.35 per diluted share, including a $10.7 million, or $0.32 per diluted share, combined tax benefit primarily attributable to the reversal of deferred tax asset valuation allowances.
Gross margin for the fourth quarter of fiscal 2007 was 61%, slightly lower than 62% in the same period last year, but slightly higher than the 60% gross margin in the third quarter of fiscal 2007. Gross margin fluctuations are primarily due to revenue mix.
Total operating expenses were $35.4 million, or 53% of total revenue, in the fiscal 2007 fourth quarter, compared with $31.9 million, or 53% of total revenue, in the comparable period last year.
“Our continued focus on providing global manufacturing companies with powerful and flexible enterprise software solutions enabled us to win several competitive and large deals during the quarter,” said Karl Lopker, chief executive officer of QAD. “Our strategy is aimed at enhancing our product offering through a combination of acquisitions and internal development, and has contributed to building our sales funnel while helping our customers achieve excellence in their manufacturing operations.”
In fiscal 2007, QAD reported revenue of $235.6 million, versus $225.5 million for fiscal 2006, an increase of 4%. License revenue was $54.4 million compared with $57.9 million in fiscal 2006. Maintenance and other revenue was $122.7 million versus $117.1 million in fiscal 2006. Services revenue was $58.4 million for the current year versus $50.4 million in fiscal 2006. The previously mentioned acquisitions contributed approximately $3.2 million to total revenue, including approximately
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$400,000 in license revenue, $300,000 in maintenance and other revenue and $2.5 million in services revenue in fiscal 2007.
Fiscal 2007 net income was $8.2 million, or $0.25 per diluted share, including pre-tax stock compensation expense of $5.5 million, or $0.11 per diluted share net of tax. Net income in fiscal 2006 was $20.7 million, or $0.62 per diluted share, including tax benefits of $11.5 million, or $0.34 per diluted share. As previously mentioned, the fiscal 2007 tax amounts are still subject to revision.
QAD’s cash and equivalents balance at January 31, 2007, was $56.8 million, including $2.6 million in restricted cash. Fiscal 2007 marked the eighth consecutive year of positive annual cash flow from operations for QAD. For the 2007 fiscal year cash flow provided by operations was $18.9 million, versus $28.6 million in fiscal 2006.
Recent Highlights
•	In the fiscal 2007 fourth quarter, QAD received orders from 30 customers representing more than $500,000 each in combined license, support and services billings. Twelve of these orders exceeded $1.0 million, six of which exceeded $2.0 million;

•	In the fourth quarter, QAD sold licenses to global manufacturers across its six vertical markets, including Avery Dennison, Bioform, Crane Company, Eaton Corporation, EV3, Genzyme, GKN, King and Prince Seafood, Kraft Foods International, Laird Group, Moog, PepsiCo, Superior Essex, SanDisk and Tecnofarma SA de CV;

•	QAD made significant enhancements to its application portfolio with a number of strategic acquisitions and key product developments, in particular in the fields of Customer Relationship Management, Transportation, Demand Management and Enterprise Asset Management. These enhancements will be core to the launch of QAD Enterprise Applications 2007, the next major release of QAD applications at the end of March 2007;

•	QAD held its EMEA Explore user conference in Prague, Czech Republic, in November 2006 with record attendance;

•	QAD recently announced that it will hold its annual Explore user conference in Grapevine, Texas, from May 20-23, 2007;

•	In the fourth quarter of fiscal 2007, QAD appointed John Carter as Vice President of the Americas. Mr. Carter spent 14 years in the software industry, most recently as Senior Vice President and General Manager of Mapics, a provider of ERP software applications to manufacturers, and 24 years with IBM;

•	In the fourth quarter of fiscal 2007, QAD purchased 55,400 shares of its common stock in the open market at an average price of $7.96 per share, including transaction costs. The share repurchase activity during the quarter was part of a stock repurchase program that QAD’s board of directors authorized in May 2006, whereby QAD may repurchase up to 1 million shares of its common stock for a period of one year. As of January 31, 2007, QAD had purchased 794,400 shares under this program at an average price of $7.56 per share, including transaction costs, for a total expenditure of $6.0 million;
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•	On March 15, 2007, QAD announced a quarterly cash dividend of $0.025 per share of common stock.
Business Outlook
QAD expects fiscal 2008 first quarter revenue of between $58 million and $61 million and earnings in the range of $0.01 to $0.03 per diluted share, depending on the level and mix of revenue. This guidance includes a $0.03 net of tax per diluted share charge for stock compensation expense related to FAS 123R.
QAD anticipates full-year fiscal 2008 revenue of between $254 million and $266 million and earnings in the range of $0.26 to $0.36 per diluted share. This range of earnings includes an estimated $0.12 net of tax per diluted share charge for stock compensation expense related to FAS 123R. QAD assumes an effective tax rate of 30% for fiscal 2008.
The company noted that these projections are subject to various risks, including, among other factors, the environment for information technology investment and other global economic dynamics.
Investor Conference Call
QAD management will host an investor conference call today at 2:00 p.m. PDT (5:00 p.m. EDT) to review the company’s financial results and operations for the fiscal 2007 fourth quarter and full year. The conference call will be webcast live and accessible on the investor relations section of QAD’s Web site at www.qad.com, where it will be available for approximately one year.
About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and life science products use QAD applications at approximately 5,500 licensed sites in more than 90 countries and in as many as 27 languages. For more information about QAD, telephone +1 805 684 6614, or visit the QAD Web site at: www.qad.com.
“QAD” is a registered trademark of QAD Inc. All other products or Company names herein may be trademarks of their respective owners.
Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance. For a more
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detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2006 ended January 31, 2006.
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FINANCIAL TABLES FOLLOW
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QAD Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended January 31,
	2007		2007
(In thousands, except per share data)	As Reported	Adjustments	Non-GAAP	2006
Revenue:
License fees	$19,689		$19,689	$17,693
Maintenance and other	30,893		30,893	29,739
Services	15,907		15,907	12,624

Total revenue	66,489		66,489	60,056

Cost of revenue:
Cost of license fees	2,940		2,940	2,280
Cost of maintenance, service and other revenue (1)	22,864	(311)	22,553	20,480

Total cost of revenue	25,804	(311)	25,493	22,760

Gross profit	40,685	311	40,996	37,296

Operating expenses:
Sales and marketing (1)	16,654	(349)	16,305	15,770
Research and development (1)	9,947	(279)	9,668	9,003
General and administrative (1)	8,613	(719)	7,894	7,122
Amortization of intangibles from acquisitions	217		217	21

Total operating expenses	35,431	(1,347)	34,084	31,916

Operating income	5,254	1,658	6,912	5,380
Other (income) expense:
Interest income	(525)		(525)	(459)
Interest expense	257		257	386
Other (income) expense, net	(341)		(341)	808

Total other (income) expense	(609)		(609)	735

Income before income taxes	5,863	1,658	7,521	4,645
Income tax expense (benefit) (1)	1,164	329	1,493	(7,059)

Net income	$4,699	$1,329	$6,028	$11,704

Basic net income per share	$0.15		$0.19	$0.36
Diluted net income per share	$0.14		$0.18	$0.35

Basic weighted shares	32,272		32,272	32,439
Diluted weighted shares	32,880		32,880	33,161

(1)	Non-GAAP adjustments represent amounts recorded for FAS123R stock-based compensation in these costs and expenses. We were required to adopt FAS123R on February 1, 2006. As such, our current year results include stock compensation expense whereas our fiscal 2006 results do not include stock compensation expense. We believe it is beneficial to a reader to see comparative income statements which both exclude the effects of stock compensation expense.

QAD Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Twelve Months Ended January 31,
	2007		2007
(In thousands, except per share data)	As Reported	Adjustments	Non-GAAP	2006
Revenue:
License fees	$54,425		$54,425	$57,926
Maintenance and other	122,740		122,740	117,139
Services	58,422		58,422	50,429

Total revenue	235,587		235,587	225,494

Cost of revenue:
Cost of license fees	8,307		8,307	8,132
Cost of maintenance, service and other revenue (1)	85,210	(929)	84,281	80,573

Total cost of revenue	93,517	(929)	92,588	88,705

Gross profit	142,070	929	142,999	136,789

Operating expenses:
Sales and marketing (1)	63,768	(1,290)	62,478	61,406
Research and development (1)	40,039	(917)	39,122	32,647
General and administrative (1)	29,751	(2,326)	27,425	26,695
Amortization of intangibles from acquisitions	365		365	258

Total operating expenses	133,923	(4,533)	129,390	121,006

Operating income	8,147	5,462	13,609	15,783
Other (income) expense:
Interest income	(2,533)		(2,533)	(1,452)
Interest expense	1,116		1,116	1,626
Other (income) expense, net	(1,874)		(1,874)	(537)

Total other (income) expense	(3,291)		(3,291)	(363)

Income before income taxes	11,438	5,462	16,900	16,146
Income tax expense (benefit) (1)	3,263	1,665	4,928	(4,596)

Net income	$8,175	$3,797	$11,972	$20,742

Basic net income per share	$0.25		$0.37	$0.63
Diluted net income per share	$0.25		$0.36	$0.62

Basic weighted shares	32,425		32,425	32,707
Diluted weighted shares	33,113		33,113	33,570

(1)	Non-GAAP adjustments represent amounts recorded for FAS123R stock-based compensation in these costs and expenses. We were required to adopt FAS123R on February 1, 2006. As such, our current year results include stock compensation expense whereas our fiscal 2006 results do not include stock compensation expense. We believe it is beneficial to a reader to see comparative income statements which both exclude the effects of stock compensation expense.

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	January 31,	January 31,
	2007	2006
	(unaudited)	(audited)
Assets
Current assets:
Cash and equivalents	$54,192	$59,971
Restricted cash	2,612	—
Accounts receivable, net	68,806	61,819
Other current assets	16,377	14,406

Total current assets	141,987	136,196

Property and equipment, net	42,396	40,825
Capitalized software costs, net	9,631	5,251
Goodwill	17,489	10,640
Other assets, net	14,587	14,146

Total assets	$226,090	$207,058

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$273	$243
Accounts payable and other current liabilities	48,564	39,945
Deferred revenue	77,075	75,314

Total current liabilities	125,912	115,502

Long-term debt	17,270	17,546
Other liabilities	5,428	1,485

Stockholders’ equity:
Common stock	35	35
Additional paid-in capital	128,757	123,046
Treasury stock	(22,870)	(20,752)
Accumulated deficit	(21,094)	(23,551)
Accumulated other comprehensive loss	(7,348)	(6,253)

Total stockholders’ equity	77,480	72,525

Total liabilities and stockholders’ equity	$226,090	$207,058

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Twelve Months Ended
	January 31,
	2007	2006
Net cash provided by operating activities	$18,876	$28,567

Cash flows from investing activities:
Purchase of property and equipment	(4,631)	(7,225)
Capitalized software costs	(1,510)	(4,051)
Acquisitions of businesses, net of cash acquired	(8,516)	—
Restricted cash	(2,612)	—
Proceeds from sale of intangible assets	906	—
Proceeds from sale of marketable securities	—	13,000
Proceeds from sale of property and equipment	204	48

Net cash (used in) provided by investing activities	(16,159)	1,772

Cash flows from financing activities:
Repayments of debt	(310)	(7,847)
Proceeds from issuance of common stock	1,720	2,844
Changes in cash overdraft	975	(1,266)
Repurchase of common stock	(6,008)	(14,800)
Dividends paid	(3,249)	(3,261)
Minority shareholder payment	(389)	—

Net cash used in financing activities	(7,261)	(24,330)

Effect of exchange rates on cash and equivalents	(1,235)	(1,327)

Net (decrease) increase in cash and equivalents	(5,779)	4,682
Cash and equivalents at beginning of period	59,971	55,289

Cash and equivalents at end of period	$54,192	$59,971